Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 13, 1999 relating to the financial statements and financial statement schedules of Varsitybooks.com Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

McLean, VA
October 13, 1999